Filed pursuant to Rule 424(b)(3)
Registration No. 333-221791
PROSPECTUS SUPPLEMENT NO. 11
(To the Prospectus dated February 6, 2018)
39,714,143 Shares of Common Stock

This Prospectus Supplement No. 11 supplements the prospectus dated February 6, 2018 (the “Prospectus”), relating to the offering and resale of up to 39,714,143 shares of common stock of Exicure, Inc. by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement.  Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.
This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K/A for the year ended December 31, 2018 filed with the Securities and Exchange Commission on September 23, 2019 (the “Form 10-K/A”), all set forth below.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 11 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement (or the Prospectus including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 24, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________

FORM 10-K/A
(Amendment No. 1)
______________________________________

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2018

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 001-39011
______________________________________
EXICURE, INC.
(Exact name of registrant as specified in its charter)
______________________________________

Delaware	81-5333008
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8045 Lamon Avenue
Suite 410
Skokie, IL 60077
(Address of principal executive offices and Zip Code)
(847) 673-1700
(Registrant’s telephone number, including area code)
______________________________________

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
(Title of each class)	(Name of each exchange on which registered)
Securities registered pursuant to Section 12(g) of the Act:
None
______________________________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒    No  ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
Based on the closing price of the registrant’s common stock on the last business day of the registrant’s most recently completed second fiscal quarter, which was June 30, 2018, the aggregate market value of its shares (based on a closing price of $5.70 per share) held by non-affiliates was approximately $117.6 million. Shares of the registrant’s common stock held by each executive officer and director and by each entity or person that owned five percent or more of the registrant’s outstanding common stock were excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.
As of March 5, 2019, the registrant had 44,358,000 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment”) amends the Annual Report on Form 10-K for the year ended December 31, 2018 of Exicure, Inc. (the “Company”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2019 (the “Original Form 10-K”). This Amendment is being filed to provide (i) a revised version of KPMG LLP’s (“KPMG”) report to include a statement inadvertently omitted by KPMG from the previously filed version included in the Original Form 10-K that states the Company was not required to have audited, and KPMG did not audit, the Company’s internal controls over financial reporting and (ii) revised disclosures in Item 9A. - “Controls and Procedures” to clarify management's responsibility, assessment, and conclusion regarding the effectiveness of internal controls over financial reporting and disclosure controls and procedures required by Item 9A, based on management’s assessment over internal controls over financial reporting that was completed as of the date the Original Form 10-K was filed. These changes do not in any way change the opinion expressed by KPMG LLP in its original report.
As a result, this Amendment contains only the Cover Page to this Form 10-K/A, this Explanatory Note, Item 8, Item 9A, the Exhibit Index, the Signature Page, a revised Exhibit 23.1 and the revised certifications in Exhibits 31.1, 31.2 and 32.1 as required by Rule 12b-15 under the Securities Exchange Act of 1934, as amended.
This Amendment is limited in scope to the items identified above and should be read in conjunction with the Original Form 10-K and with subsequent filings with the SEC. This Amendment does not reflect events occurring after the filing of the Original Form 10-K and no revisions are being made to the Company’s financial statements pursuant to this Amendment. Other than the filing of the information identified above, this Amendment does not modify or update the disclosure in the Original Form 10-K in any way.
NOTE REGARDING COMPANY REFERENCES
Unless the context otherwise requires, the “Company,” “Exicure,” “we,” “us” and “our” refers to Exicure, Inc., a Delaware corporation, and, where appropriate, its subsidiary.

EXICURE, INC.
ANNUAL REPORT ON FORM 10-K/A

PART II
Item 8. Financial Statements and Supplementary Data.

EXICURE, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Exicure, Inc.:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Exicure, Inc. and subsidiary (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two‑year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two‑year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and will be required to raise additional capital or alternative means of financial support to fund operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
(signed) KPMG LLP
We have served as the Company’s auditor since 2014.
Chicago, Illinois
March 8, 2019

EXICURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$26,268	$25,764
Unbilled revenue receivable	3	13
Receivable from related party	10	17
Prepaid expenses and other assets	1,382	1,844
Total current assets	27,663	27,638
Property and equipment, net	1,061	1,317
Other noncurrent assets	32	32
Total assets	$28,756	$28,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500	$1,049
Accrued expenses and other current liabilities	1,543	1,273
Current portion of deferred revenue	—	1,034
Total current liabilities	2,043	3,356
Long-term debt, net	4,925	4,855
Common stock warrant liability	797	523
Other noncurrent liabilities	39	278
Total liabilities	$7,804	$9,012

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 44,358,000 issued and outstanding, December 31, 2018; 39,300,823 shares issued and outstanding, December 31, 2017	4	4
Additional paid-in capital	75,942	53,586
Accumulated deficit	(54,994)	(33,615)
Total stockholders' equity	20,952	19,975
Total liabilities and stockholders’ equity	$28,756	$28,987
See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2017
Revenue:
Collaboration revenue	$118	$9,719
Total revenue	118	9,719
Operating expenses:
Research and development expense	14,119	13,080
General and administrative expense	7,818	7,046
Total operating expenses	21,937	20,126
Operating loss	(21,819)	(10,407)
Other income (expense), net:
Interest expense	(672)	(795)
Other income (loss), net	78	191
Total other income (loss), net	(594)	(604)
Net loss	$(22,413)	$(11,011)

Basic and diluted loss per common share	$(0.54)	$(1.09)
Basic and diluted weighted-average common shares outstanding	41,189,177	10,119,569
See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except shares)

	Non-Redeemable Preferred Stock
	Series C		Series B-2		Series B-1		Series A		Common Stock
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2016	11,239,359	$33,483	1,403,984	$3,641	2,451,560	$5,371	11,381,640	$135	131,644	$—	$(17,578)	$(22,604)	$2,448
Exercise of options	—	—	—	—	—	—	—	—	58,440	—	43	—	43
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	1,462	—	1,462
Share conversion in connection with the Merger	(11,239,359)	(33,483)	(1,403,984)	(3,641)	(2,451,560)	(5,371)	(11,381,640)	(135)	28,556,543	3	42,596	—	(31)
Issuance of common stock, net	—	—	—	—	—	—	—	—	10,554,196	1	27,063	—	27,064
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,011)	(11,011)
Balance at December 31, 2017	—	$—	—	$—	—	$—	—	$—	39,300,823	$4	$53,586	$(33,615)	$19,975
Adoption of new accounting standard - ASC 606	—	—	—	—	—	—	—	—	—	—	—	1,034	1,034
Balance at January 1, 2018	—	$—	—	$—	—	$—	—	$—	39,300,823	$4	$53,586	$(32,581)	$21,009
Exercise of options	—	—	—	—	—	—	—	—	22,494	—	41	—	41
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	1,809	—	1,809
Issuance of common stock to consultants, net	—	—	—	—	—	—	—	—	145,466	—	436	—	436
Issuance of common stock in private placement, net	—	—	—	—	—	—	—	—	4,889,217	—	20,070	—	20,070
Net loss	—	—	—	—	—	—	—	—	—	—	—	(22,413)	(22,413)
Balance at December 31, 2018	—	$—	—	$—	—	$—	—	$—	44,358,000	$4	$75,942	$(54,994)	$20,952

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(22,413)	$(11,011)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	358	232
Equity-based compensation	1,809	1,462
Amortization of long-term debt issuance costs and fees	96	189
Other	400	—
Change in fair value of warrant liabilities	274	(214)
Changes in operating assets and liabilities:
Unbilled revenue receivable and accounts receivable	10	(13)
Receivable from related party	7	(2)
Prepaid expenses and other current assets	498	(1,442)
Accounts payable	(557)	195
Accrued expenses and other current liabilities	270	(906)
Deferred revenue	—	(8,276)
Other noncurrent liabilities	(239)	(3)
Net cash used in operating activities	(19,487)	(19,789)
Cash flows from investing activities:
Capital expenditures	(94)	(926)
Net cash used in investing activities	(94)	(926)
Cash flows from financing activities:
Proceeds from common stock offering	22,001	31,513
Proceeds from exercise of common stock options	41	43
Repayment of long-term debt	—	(1,001)
Payment of long-term debt fees and issuance costs	(26)	—
Payment of common stock financing costs	(1,931)	(3,699)
Net cash provided by financing activities	20,085	26,856
Net increase in cash and cash equivalents	504	6,141
Cash and cash equivalents - beginning of period	25,764	19,623
Cash and cash equivalents - end of period	$26,268	$25,764

Supplemental disclosure of cash flow information
Non-cash financing activities:
Issuance of common stock for professional services	$436	$—
Issuance of common stock warrants	—	536
Common stock issuance costs (accounts payable and accrued expenses)	—	214
Non-cash investing activities:
Capital expenditures (accounts payable and accrued expenses)	8	120
See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1. Description of Business and Basis of Presentation
Description of Business
Exicure is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on the Company’s proprietary Spherical Nucleic Acid (“SNA”) technology. We believe the design of the Company’s SNAs gives rise to distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and enable therapeutic activity outside of the liver. The Company intends to build a leading nucleic acid therapeutics company focused on the discovery and development of therapeutics based on the Company’s proprietary SNA technology, either on its own or in collaboration with pharmaceutical partners.
Throughout these consolidated financial statements, the terms “the Company” and “Exicure” refer to Exicure, Inc. and its 100% owned subsidiary, Exicure Operating Company. Exicure Operating Company holds all material assets, and conducts all business activities and operations, of the Company.
The Merger
On September 26, 2017, pursuant to the merger agreement, Max-1 Acquisition Sub, Inc., a wholly-owned subsidiary of Max-1 Acquisition Corporation (“Max-1”), merged with and into Exicure Operating Company (f/k/a Exicure, Inc.), a privately-held Delaware corporation referred to herein as Exicure OpCo, with Exicure OpCo remaining as the surviving entity and a wholly-owned operating subsidiary of Max-1 (the “Merger”). The Merger was effective as of September 26, 2017 (the “Effective Time”), upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
At the Effective Time, the legal existence of Max-1 Acquisition Sub, Inc. ceased. At the Effective Time, each share of Exicure OpCo common and preferred stock (other than shares of Exicure OpCo’s Series C preferred stock) issued and outstanding immediately prior to the closing of the Merger was converted into 0.49649 shares of Max-1’s common stock, and each share of Exicure OpCo’s Series C preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 0.7666652 shares of Max-1’s common stock. As a result, an aggregate of 26,666,627 shares of Max-1’s common stock were issued to the holders of Exicure OpCo’s capital stock, which is incremental to the 2,080,000 shares of Max-1 common stock that were outstanding immediately prior to the Merger. In addition, pursuant to the Merger Agreement, options to purchase 7,414,115 shares of Exicure OpCo common stock issued and outstanding immediately prior to the closing of the Merger were assumed by Max-1 and converted into options to purchase 3,680,997 shares of Max-1’s common stock. After the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Max-1 changed its name to Exicure, Inc.
The Merger is considered a “reverse merger,” whereby Exicure OpCo is considered the accounting acquirer in the Merger. Exicure OpCo was determined to be the accounting acquirer based on the terms of the Merger and other factors including: (i) legacy Exicure OpCo shareholders own approximately 94% of the combined company on a fully diluted basis immediately following the closing of the Merger, (ii) legacy Exicure OpCo directors will hold all six board seats of the combined company, and (iii) legacy Exicure OpCo management will hold all positions in management of the combined company. The transaction is accounted for as an asset acquisition rather than a business combination because as of the acquisition date, Max-1 does not meet the definition of a business as defined by accounting principles generally accepted in the United States of America (“GAAP”). Consequently, the assets, liabilities and operations that are reflected in Exicure’s historical financial statements prior to the Merger will be those of Exicure OpCo, and the consolidated financial statements after completion of the Merger will include the assets, liabilities and results of operations of Exicure OpCo up to the day prior to the closing of the Merger and the assets, liabilities and results of operations of the combined company from and after the closing date of the Merger. The assets and liabilities of Max-1 included in the accompanying consolidated financial statements are recorded at the historical cost basis of Max-1.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

In these consolidated financial statements, unless otherwise indicated, all share and per share figures are retrospectively adjusted to reflect the conversion of each share of Exicure OpCo common and preferred stock (other than shares of Exicure OpCo’s Series C preferred stock), preferred stock warrant liability, and common stock options issued and outstanding immediately prior to the closing of the Merger into 0.49649 shares of the Company’s common stock, and each share of Exicure OpCo’s Series C preferred stock issued and outstanding immediately prior to the closing of the Merger into 0.7666652 shares of the Company’s common stock.
Capitalization Prior to the Merger
AuraSense Therapeutics, LLC was formed on June 13, 2011 as a wholly owned subsidiary of AuraSense, LLC, but did not conduct substantive business until December 12, 2011, which is considered the inception date. On December 12, 2011, AuraSense, LLC contributed the assets and liabilities comprising the business of the Company to the Company through a Bill of Sale and Assumption Agreement. Pursuant to this agreement AuraSense, LLC received 11,381,611 Class A Units of the Company.
The assets and liabilities contributed by AuraSense, LLC were transferred at their historical cost and consisted of an unbilled revenue receivable of $143, scientific equipment of $309 and a liability of $317 for accrued legal expenses related to patent protection. The net book value of AuraSense, LLC’s contribution at inception was $135.
Also on December 12, 2011, the Company and AuraSense, LLC entered into a Partial Assignment of License Agreement whereby certain license rights held by AuraSense, LLC pursuant to a License Agreement with Northwestern University were assigned to the Company. Under the terms of the License Agreement and the Partial Assignment of License Agreement, Northwestern University received 1.0% of the Class A units received by AuraSense, LLC in the formation transaction, which amounted to 113,816 units.
On July 9, 2015, AuraSense Therapeutics, LLC was converted into AuraSense Therapeutics, Inc., a Delaware corporation, and on the same date changed its name to Exicure, Inc., which actions together are referred to in these Notes to Consolidated Financial Statements as the corporate conversion. In connection with the corporate conversion, each common unit, Class A unit, Class B-1 unit, Class B-2 unit and Class C unit of AuraSense Therapeutics, LLC issued and outstanding immediately prior to the effectiveness of the corporate conversion was converted into one share of common stock, Series A preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series C preferred stock of Exicure OpCo, respectively. No preferred stock was provided in consideration for fractional membership units. Each outstanding option to purchase one common unit of AuraSense Therapeutics, LLC was converted into an option to purchase one share of common stock of Exicure OpCo. In connection with the corporate conversion, the accumulated deficit of AuraSense Therapeutics, LLC of $18,837 was reclassified to Additional paid in capital.
Refer to Note 6, Stockholders’ Equity, for more information on capital stock transactions.
Basis of Presentation
The accompanying consolidated financial statements as of December 31, 2018 and 2017, and for the years then ended, have been presented in conformity with generally accepted accounting principles in the United States (“GAAP”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Exicure, Inc. and its 100% owned subsidiary, Exicure Operating Company. All intercompany transactions and accounts are eliminated in consolidation.
Going Concern
As of December 31, 2018, the Company has generated an accumulated deficit of $73,831 since inception and expects to incur significant expenses and negative cash flows for the foreseeable future. Based on the Company’s current operating plans, it believes that existing working capital at December 31, 2018 is sufficient to fund its

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

current operating plans into January 2020. Management believes that it will be able to obtain additional working capital through equity financings, partnerships and licensing, or other arrangements, to fund operations. However, there can be no assurance that such additional financing will be available and, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, the Company will need to reevaluate future operating plans. Accordingly, there is substantial doubt regarding the Company’s ability to continue as a going concern.
The accompanying consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which it believes are reasonable in the circumstance and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a significant effect on the Company’s financial position, results of operations or cash flows. Actual results in future periods could differ from those estimates.
Revision of Prior Period Financial Statements
In connection with preparing our condensed consolidated interim financial information for the three months ended March 31, 2018, we identified errors that affected prior interim and annual periods related to the timing of recognition of research and development expense related to a contract for the clinical trial of one of our therapeutic candidates. We evaluated whether our previously issued consolidated financial statements were materially misstated and concluded that the errors individually and in the aggregate were not material to any of our previously issued financial statements. We revised the financial statements to correct the immaterial errors, and the accompanying comparative financial statements reflect these corrections. The correction of the errors increased prepaid expense and other current assets by $933, decreased accrued expenses by $95, and decreased accumulated deficit by $1,028 at December 31, 2017; and decreased research and development expense, operating loss, and net loss by $1,028 and loss per share by $0.10 for the year ended December 31, 2017.
2. Significant Accounting Policies
Cash and cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Accounts receivable and unbilled revenue receivable
Accounts receivable and unbilled revenue receivable consist of reimbursement for research and development activities in connection with the research collaboration, license, and option agreement with Purdue Pharma L.P. (“Purdue”). The Company’s management believes these receivables are fully collectible.
Fair value of financial instruments
The carrying amounts of financial instruments, which include cash and cash equivalents and accounts payable, approximate their respective fair values due to the relatively short-term nature of these instruments. Management believes that the Company’s long-term debt bears interest at the prevailing market rate for instruments with similar characteristics and, accordingly, the carrying value of long-term debt also approximates their fair value.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Concentrations of credit risk and other risks and uncertainties
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. As of December 31, 2018 and 2017, the Company had cash and cash equivalents of $26,268 and $25,764, respectively. The cash balances at each respective period were maintained at two institutions. These deposits exceed federally insured limits.
During the years ended December 31, 2018 and 2017, one counterparty accounted for all of the Company’s revenue.
The Company is currently not profitable and no assurance can be provided that it will ever be profitable. The Company’s research and development activities have required significant investment since inception and operations are expected to continue to require cash investment in excess of its revenues. See also Note 1, Description of Business and Basis of Presentation—Going Concern, for more information.
The Company is subject to risks common in therapeutic development including, but not limited to, therapeutic candidates that appear promising in the early phases of development often fail because they prove to be inefficacious or unsafe, clinical trial results are unsuccessful, regulatory bodies may not approve the therapeutic or the therapeutic may not be economical in production or distribution. The Company is also subject to risks common to biotechnology firms including, but not limited to new and disruptive technological innovations, dependence on key personnel, protection of proprietary technology, the validity of and continued access to its owned and licensed intellectual property, limitations on the supply of critical materials, compliance with governmental regulations and market acceptance.
Property and equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the various classes of property and equipment, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining terms of the respective leases or the estimated lives of the assets. Depreciation begins at the time the asset is placed in service.
Property and equipment are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment losses were recorded from inception in December 2011 through December 31, 2018.
Common stock warrant liability
Freestanding warrants related to shares that are redeemable, contingently redeemable, or for purchases of common stock that are not indexed to the Company’s own stock are classified as a liability on the Company’s balance sheet. The common stock warrants are recorded at fair value, estimated using the Black-Scholes option-pricing model, and marked to market at each balance sheet date with changes in the fair value of the liability recorded in other income (expense), net in the statements of operations.
Revenue recognition
Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective method for all contracts not completed as of the date of adoption. The reported results for 2018 reflect the application of ASC 606 guidance, while the reported results for 2017 were prepared under the guidance of ASC 605, Revenue Recognition (ASC 605). Under ASC 605, the Company’s revenue recognition accounting policy was consistent with ASC 606 revenue recognition accounting policies, except the Company used to recognize upfront license fees on a straight line basis.
Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performs the following five steps:

1.
Identify the contract with the customer. A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the related payment terms, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for goods and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s intent and ability to pay, which is based on a variety of factors including the customer’s historical payment experience, or in the case of a new customer, published credit and financial information pertaining to the customer.

2.
Identify the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other available resources, and are distinct in the context of the contract, whereby the transfer of the good or service is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods and services, the Company must apply judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

3.
Determine the transaction price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Any estimates, including the effect of the constraint on variable consideration, are evaluated at each reporting period for any changes. Determining the transaction price requires significant judgment.

4.
Allocate the transaction price to performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative standalone selling prices.

5.
Recognize revenue when or as the Company satisfies a performance obligation. The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer. Examples of control are using the asset to produce goods or services, enhance the value of other assets, or settle liabilities, and holding or selling the asset.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Licenses of intellectual property: If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from consideration allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the licenses. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
 Milestone payments: At the inception of each arrangement that includes development milestone payments, the Company evaluates the probability of reaching the milestones and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur in the future, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received and therefore revenue recognized is constrained as management is unable to assert that a reversal of revenue would not be possible. The transaction price is then allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenues and earnings in the period of adjustment.
 Royalties: For arrangements that include sales-based royalties, including milestone payments based on levels of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from any of its collaboration agreements.
For the years ended December 31, 2018 and 2017, the Company’s only revenue recognized is related to the Purdue Collaboration (see Note 3).
Equity-based compensation
The Company measures the cost of common stock option awards at fair value and records the cost of the awards, net of estimated forfeitures, on a straight-line basis over the requisite service period. The Company measures fair value for all common stock options using the Black-Scholes option-pricing model. For all common stock option awards to employees, the fair value measurement date is the date of grant and the requisite service period is the period over which the employee is required to provide service in exchange for the common stock option awards, which is generally the vesting period. For all common stock option awards to nonemployees, the Company remeasures fair value at each financial statement reporting date and recognizes compensation expense as services are rendered, generally on a straight-line basis.
Segments and geographic information
The Company has determined it has one reporting segment. Disaggregating the Company’s operations is impracticable because the Company’s research and development activities and its assets overlap and management reviews its business as a single operating segment. Thus, discrete financial information is not available by more than one operating segment. All long-lived assets of the Company are located in the United States.
Deferred rent
Deferred rent consists of rent escalation payment terms, tenant improvement allowances and other incentives received from the landlord related to the Company’s operating lease and is presented in “Other noncurrent assets” in the accompanying balance sheet. Rent escalation represents the difference between actual operating lease payments

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

due and straight-line rent expense, which is recorded by the Company over the term of the lease. Tenant improvement allowances and other incentives are recorded as deferred rent and amortized as a reduction of periodic rent expense, over the term of the applicable lease.
Research and development expense
Research and development expense includes wages, benefits, research materials, external services, legal fees related to patent protection, overhead and other expenses directly related to research and development operations. Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. Research and development costs that are paid in advance of performance are deferred as a prepaid expense and recognized as expense as the services are provided.
Income taxes
From inception through July 9, 2015, the Company was a Delaware LLC for federal and state tax purposes and, therefore, all items of income or loss through July 9, 2015 flowed through to the members of AuraSense Therapeutics, LLC. Effective July 9, 2015, the Company converted from an LLC to a C corporation for federal and state income tax purposes. Accordingly, prior to the conversion to a C corporation, the Company did not record deferred tax assets or liabilities or have any net operating loss carryforwards. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, is applied during the years in which temporary differences are expected to be settled and is reflected in the financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. At December 31, 2018 and 2017, the Company established a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized.
Recently Adopted Accounting Pronouncements
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 (ASC 606), Revenue from Contracts with Customers. This ASU, as amended by ASU 2015-14, affects any entity that either enters into contracts with customers to transfer goods and services or enters into contracts for the transfer of nonfinancial assets. ASU 2014-09 replaces most existing revenue recognition guidance in GAAP when it becomes effective. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under the currently effective guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for Exicure in the first quarter of 2018 and early adoption is permitted beginning in the first quarter of 2017. The Company adopted ASC 606 on a modified retrospective basis. See above “Revenue Recognition” for a discussion of the Company’s updated policies related to revenue recognition effective January 1, 2018.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Impact of adoption of ASC 606
The Company adopted ASC 606 using the modified retrospective method. The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2018 was recorded as an adjustment to accumulated deficit as of the adoption date. As a result of applying the modified retrospective method to adopt the new guidance, the Company recorded reductions to both accumulated deficit and deferred revenue, current of $1,034 as of the date of adoption.
As a result of the adoption of ASC 606: (i) there were no impacts to the totals of our cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities in the accompanying consolidated statement of cash flows for the year ended December 31, 2018; (ii) there were no impacts to the balances of the accompanying consolidated balance sheet as of December 31, 2018, and (iii) total revenue, operating loss, and net loss were lower by $1,034 each in the accompanying consolidated statement of operations for the year ended December 31, 2018.
Cash Flows
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 addresses the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. ASU 2016-15 is effective for the Company in the first quarter of 2018 and early adoption is permitted. An entity that elects early adoption must adopt all of the amendments in the same period. The Company adopted this guidance on January 1, 2018. The adoption of ASU 2016-15 did not have a material impact to the Company’s statement of cash flows.
Stock-Based Compensation
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. ASU 2017-09 clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award changes as a result of the change in terms or conditions. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. ASU 2017-09 is effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance on January 1, 2018. The adoption of ASU 2017-09 did not have a material impact to the Company’s financial statements.
Recent Accounting Pronouncements Not Yet Adopted
Leases
In February 2016, FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. ASU 2016-02 will be effective for the Company beginning in the first quarter of 2019. ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), which allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We expect to adopt the new standard on January 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The Company is in the process of gathering a complete inventory of its lease contracts and evaluating the impact of the new guidance on its consolidated financial statements and related disclosures; however, management expects that the adoption of ASU 2016-02 will result in

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

the recognition of a right-of-use asset and related liability associated with the Company’s non-cancelable operating lease arrangement for office and laboratory space that was executed in 2012 (see Note 12, Commitments and Contingencies).
3. Purdue Collaboration
On December 2, 2016, the Company entered into a research collaboration, option and license agreement with Purdue and referred to herein as the “Purdue Collaboration.” Purdue has the option to obtain from us the full worldwide development and commercial rights to AST-005 (the Company’s therapeutic candidate that targets tumor necrosis factor), an option to obtain three additional collaboration targets and a further option to obtain from us the full worldwide development and commercial rights to any therapeutic candidates developed targeting the three additional collaboration targets. In connection with the Purdue Collaboration, the Company received a non-refundable development fee of $10,000. The Company is eligible to receive up to $776,500 upon successful completion of certain research, regulatory and commercial sales milestones. The research milestones are payable upon target identification and IND-enabling pre-clinical development, per program, with an aggregate total of up to $16,500. The regulatory milestones are payable upon the initiation or completion of clinical trials, and regulatory approval in the United States and outside the United States, per program, with an aggregate total of up to $410,000. The commercial sales milestones are payable upon achievement of specified aggregate product sales thresholds and total up to $350,000. In the event a therapeutic candidate subject to the collaboration results in commercial sales, the Company is eligible to receive royalties ranging from the low single digits to a maximum of 10% on future net sales of such commercialized therapeutic candidates.
In April 2018, Purdue notified the Company it had declined to exercise its option to develop AST-005 at that time and there are currently no active therapeutic candidates in development under the Purdue Collaboration. There can be no assurance that any research, regulatory and commercial sales milestones or royalties will be achieved as they are subject to highly significant risks and uncertainties, many of which are outside of our control.
Prior to the adoption of ASC 606, the upfront payment of $10,000 was accounted for pursuant to ASC 605 and was recorded as deferred revenue and recognized on a ratable basis over the estimated performance period of the relevant research and development activities. On January 1, 2018, in connection with the adoption of ASC 606, the Company recorded the unamortized deferred revenue of $1,034 as an adjustment to the beginning balance of retained deficit at January 1, 2018. See Note 2, Significant Accounting Policies, for more information related to the adoption of ASC 606.
The Company identified multiple performance obligations as part of the Purdue Collaboration agreement, including the upfront payment of $10,000, discussed above, and the research and development services. The Company determined that the performance obligations should not be combined, the license should be recognized at the time the license is granted, and the research and development services should be recognized at the time the service is performed. The Purdue Collaboration agreement includes contingent promises related to specified research, development and regulatory milestones and sale-based milestones. Each contingent promise related to contingent and milestone payment is evaluated to determine whether it represents a material right. The Company recognizes any payment that is contingent upon the achievement of a substantive milestone entirely in the period in which it is determined that the revenue is not subject to a significant reversal. To date, the Company has not recognized any contingent payments in connection with the Purdue Collaboration agreement as revenue.
During the year ended December 31, 2018, the Company recognized collaboration revenue of $118 which consisted entirely of research and development activities that will be reimbursed by Purdue and is presented on a gross basis in the accompanying statement of operations. During the year ended December 31, 2017, the Company recognized collaboration revenue of $9,719 which included $1,443 of research and development activities that was reimbursed by Purdue and is presented on a gross basis in the accompanying statement of operations.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

4. Supplemental Balance Sheet Information
Property and equipment, net

	December 31,
	2018	2017
Scientific equipment	$1,979	$1,797
Leasehold improvements	192	192
Furniture and fixtures	41	31
Computers and software	26	26
Construction in process	12	120
Property and equipment, gross	2,250	2,166
Less: accumulated depreciation	(1,189)	(849)
Property and equipment, net	$1,061	$1,317
Depreciation and amortization expense was $358 and $232, for the years ended December 31, 2018 and 2017, respectively.
Accrued expenses and other current liabilities

	December 31,
	2018	2017
Accrued legal expenses	$189	$251
Accrued payroll-related expenses	899	718
Accrued clinical, contract research and manufacturing costs	102	205
Other accrued expenses	353	99
Accrued expenses and other current liabilities	$1,543	$1,273
5. Debt
On February 17, 2016, the Company closed a $10,000 loan facility, with an initial advance against this loan facility of $6,000, with Hercules Technology Growth Capital (“Hercules”). The loan bears a floating interest rate equal to the greater of either (i) 9.95% or (ii) the sum of 9.95% plus the United States prime rate minus 3.50%.   Total proceeds net of fees and issuance costs were $5,839.  Fees and issuance costs of $161, as well as fees of $231 that are payable to the lender at maturity, are recorded as a reduction in the carrying amount of long-term debt on our balance sheet and will be amortized to interest expense through the maturity date of September 1, 2019 using the effective interest method.  Interest amounts were payable monthly beginning on March 1, 2016 through the maturity date of September 1, 2019.  Initially, principal amounts were payable monthly beginning on April 1, 2017 through the maturity date. In 2016, the Company met certain terms in the loan agreement so that principal amounts became payable monthly beginning on July 1, 2017.
On January 15, 2018, the Company and Hercules amended its loan agreement so that amortization payments due for the thirteen (13) consecutive months commencing on December 1, 2017 through and including December 1, 2018 were deferred.  Commencing on January 1, 2019, and continuing on the first business day of each month thereafter, the loan, including the deferred payments, was to begin amortizing in equal monthly installments of principal and interest based upon an amortization schedule equal to eighteen (18) consecutive months. Any remaining obligations under the loan agreement and other loan documents were due and payable on the maturity date on September 1, 2019.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

On December 28, 2018, the Company and Hercules further amended its loan agreement so that interest amounts are payable on the first day of each business month and any remaining obligations under the loan agreement and other loan documents are due and payable on the maturity date on September 1, 2019.
The loan is collateralized by a security interest in all tangible assets. In addition, the Company is subject to certain financial reporting requirements and certain negative covenants requiring lender consent.
In connection with the February 2016 Hercules loan, Hercules also had the right to purchase 80,000 shares of Series C preferred stock at $3.00 per share under the terms of a warrant agreement with the Company. The preferred stock warrant liability was recorded at fair value at the date of issuance of February 17, 2016 in the amount of $134 and recorded as a reduction in the carrying amount of long-term debt on our balance sheet. This discount of $134 will be amortized to interest expense through the loan maturity date of September 1, 2019 using the effective interest method.  The Company estimated the fair value of the preferred stock warrant liability at the end of each reporting period using the Black-Scholes model and recorded any changes in fair value to other income (expense), net on its statement of operations. See Note 10, Fair Value Measurements, for more information on the fair value of the preferred stock warrant liability. The warrant agreement to purchase shares of preferred stock was terminated on September 26, 2017 in connection with the Merger.
At December 31, 2018 and 2017, the aggregate carrying value of the current and noncurrent portion of long-term debt is $4,925 and $4,855, respectively.
At December 31, 2018, the principal maturities of the long-term debt were as follows:

December 31, 2018
2019	$—
2020	4,999
Principal balance outstanding	4,999
less: unamortized discount	(69)
less: unamortized debt issuance costs	(5)
Long-term debt	4,925
Current portion	—
Noncurrent portion	$4,925
The Company paid interest on debt of $572 and $611 during the years ended December 31, 2018 and 2017, respectively.
Refer to Note 15, Subsequent Events, for more information on our loan agreement with Hercules.
6. Stockholders’ Equity
Preferred Stock
As of December 31, 2018 and 2017, the Company had 10,000,000 shares of preferred stock, par value $0.0001 authorized and no shares issued and outstanding.
Common Stock
As of December 31, 2018 and 2017, the Company had authorized 200,000,000 shares of common stock, par value $0.0001. As of December 31, 2018, the Company had 44,358,000 shares issued and outstanding. As of December 31, 2017, the Company had 39,300,823 shares issued and outstanding.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The holders of shares of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by Exicure stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of the Company’s common stock are entitled to receive ratably any dividends that may be declared from time to time by Exicure’s board of directors (the “Board”) out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution or winding up, the holders of shares of Exicure common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Exicure common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Exicure common stock. The outstanding shares of Exicure common stock are fully paid and non-assessable.
August 2018 Private Placement
On August 22, 2018, the Company entered into subscription agreements with several accredited investors, pursuant to which it agreed to issue and sell a total of 4,889,217 shares of the Company’s common stock, at a purchase price of $4.50 per share, resulting in approximately $22,001 in gross proceeds to the Company (the “August 2018 Private Placement”). The aggregate net proceeds from the August 2018 Private Placement (after deducting placement agent fees and expenses of the offering of $1,931) were $20,070.
The Company also entered into a registration rights agreement with the investors in the August 2018 Private Placement, which required it to file a “resale” registration statement with the SEC covering the shares issued in the August 2018 Private Placement within 30 calendar days from the final closing of the August 2018 Private Placement Offering. The Company filed and caused to become effective a registration statement with the SEC on October 5, 2018 registering the resale of 5,034,683 shares of our common stock, consisting of (i) 4,889,217 shares that were privately issued through the August 2018 Private Placement and (ii) 145,466 shares that were privately issued on February 1, 2018 in connection with consulting services.
In connection with the closing of the August 2018 Private Placement, the placement agents received an aggregate of $1,680 in cash placement fees, and the Company reimbursed up to $87 of expenses incurred by the placement agents in connection with this closing of the August 2018 Private Placement.
2017 Private Placement
On September 26, 2017, following the Effective Time of the Merger, the Company sold 6,767,360 shares of Exicure, Inc. common stock pursuant to an initial closing of a private placement offering (the “Offering”) for up to 13,333,333 shares of Exicure, Inc. common stock at a purchase price of $3.00 per share (the “Offering Price”). The aggregate net proceeds from the initial closing of the Offering (after deducting placement agent fees and expenses of the initial offering of $3,037) were $17,235.
On October 27, 2017 and November 2, 2017, Exicure entered into subscription agreements (the “Subscription Agreements”) with several accredited investors (the “Investors”) pursuant to which the Company agreed to issue and sell a total of 3,736,836 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) resulting in approximately $11,211 in gross proceeds to the Company. These shares were issued in Subsequent Closings of the Offering for up to 13,333,333 shares of common stock (the “Maximum Amount”) at a purchase price of $3.00 per share (the “Sale Price”).
The Company has sold a total of 10,504,196 shares of common stock for a total of approximately $31,513 in connection with all closings of the Offering (before deducting placement agent fees and expenses which are estimated at $3,966) (the “2017 Private Placement”). Placement Agents have received an aggregate of $1,968 in cash placement fees and have received warrants to purchase an aggregate of 413,320 shares of Exicure common stock (the “Warrants”) in connection with the 2017 Private Placement. The Warrants expire on March 27, 2021, have an exercise price of $3.00 per share, and have been issued on the same terms in all closings of the Offering. The warrants to purchase common stock are classified as a liability and presented as a dividend that offsets the gross proceeds of the 2017 Private Placement within the accompanying consolidated statement of changes in stockholders’

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

equity. The common stock warrant liability will be remeasured each period at fair value. See Note 10, Fair Value Measurements for more information on the common stock warrant liability. The Placement Agents also received 50,000 shares of Exicure common stock in connection with all closings of the Offering.
Subject to certain customary exceptions, investors in the 2017 Private Placement have anti-dilution protection with respect to the shares of common stock sold in the Offering such that if within eighteen (18) months after the initial closing of the Offering the Company issues certain additional shares of common stock or common stock equivalents for a consideration per share less than the Offering Price (the “Lower Price”), each such investor will be entitled to receive from the Company additional shares of common stock in an amount such that, when added to the number of shares of common stock initially purchased by such investor in the Offering and still held of record and beneficially owned by such investor at the time of the dilutive issuance (the “Held Shares”), will equal the number of shares of common stock that such investor’s aggregate purchase price for the Held Shares would have purchased at the Lower Price. Either (i) holders of a majority of the then Held Shares or (ii) a representative of the holders of the then Held Shares, which representative shall be appointed by the three investors who then hold the largest number of Held Shares, may waive the anti-dilution rights of all Offering investors with respect to a particular issuance by the Company.
This price-based anti-dilution protection automatically terminated on August 22, 2018 in connection with the August 2018 Private Placement.
The 2017 Private Placement was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated by the SEC. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.
In connection with the Merger and the 2017 Private Placement, the Company entered into a Registration Rights Agreement, pursuant to which the Company has agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, the Company will file a registration statement with the SEC, or the Registration Statement. Each Investor in the Subsequent Closing also entered into the same registration rights agreement signed by investors in the initial closing of the Offering, which requires that the Company file a “resale” registration statement with the SEC covering the shares of common stock and warrants issued in the 2017 Private Placement, certain other shares of common stock issued in connection with the Company’s recently closed reverse merger, and shares held by the Company’s pre-merger stockholders, within 60 calendar days from the final closing of the Offering. The Company filed and caused to become effective a registration statement with the SEC on February 6, 2018 registering the resale of 39,714,143 shares of our common stock issued in connection with the Reverse Merger and the 2017 Private Placement.
Common Stock Warrants
As discussed above, in connection with the 2017 Private Placement, placement agents received warrants to purchase an aggregate of 413,320 shares of Exicure common stock in connection with all closings of the 2017 Private Placement. The Warrants expire on March 27, 2021, have an exercise price of $3.00 per share, and have been issued on the same terms in all closings of the 2017 Private Placement. The Warrants are classified as a liability. The common stock warrant liability is remeasured each period at fair value. As of December 31, 2018, Warrants to purchase 413,320 shares of common stock remain outstanding. See Note 10, Fair Value Measurements for more information on the fair value of the common stock warrant liability.
The Merger
On September 26, 2017, in connection with the Merger, each share of Exicure OpCo common and preferred stock (other than shares of Exicure OpCo’s Series C preferred stock) issued and outstanding immediately prior to the closing of the Merger was converted into 0.49649 shares of Max-1’s common stock, and each share of Exicure OpCo’s Series C preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 0.7666652 shares of Max-1’s common stock. As a result, an aggregate of 26,666,627 shares of the

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Max-1’s common stock were issued to the holders of Exicure OpCo’s capital stock, which is incremental to the 2,080,000 shares of Max-1’s common stock that were outstanding immediately prior to the Merger. In addition, pursuant to the Merger Agreement options to purchase 7,414,115 shares of Exicure OpCo common stock issued and outstanding immediately prior to the closing of the Merger were assumed by Max-1 and converted into options to purchase 3,680,997 shares of the Max-1’s common stock.
Other - Prior to the Merger
Series C Preferred Stock
On January 11, 2016, the Company sold 149,999 shares of its Series C preferred stock at a price of $3.00 per share. Total gross proceeds raised thereby were $450. Net proceeds after associated costs and expenses of $6 were $444.
Liquidation preference. The Series C preferred stock were senior to the Class A and Class B preferred stock and common stock in rights and privileges as established in the Exicure OpCo Operating Agreement. Principal among the rights of Class C preferred stock was the creation of the Class C liquidation preference whereby, in the event of a liquidation event (i.e., a liquidation, dissolution or winding up of the Company or a sale of the Company), the Class C preferred stock holders were entitled to receive 1.5 times the aggregate cash contribution of all holders of Class C preferred units/stock.
7. Equity-Based Compensation
On September 22, 2017, the Board adopted and Exicure’s stockholders approved the Exicure, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which became effective on November 15, 2017. The 2017 Plan provides for the issuance of incentive awards of up to 5,842,525 shares of Exicure common stock, which includes 2,169,905 shares of Exicure common stock to be issued to officers, employees, consultants and directors, plus a number of shares not to exceed 3,683,817 that are subject to issued and outstanding awards under the Exicure OpCo 2015 Equity Incentive Plan (the “2015 Plan”) and were assumed in the Merger. Awards that may be awarded under the 2017 Plan include non-qualified and incentive stock options, stock appreciation rights, bonus shares, restricted stock, restricted stock units, performance units and cash-based awards. The 2017 Plan also provides that the number of shares reserved for issuance thereunder will be increased annually on the first day of each year beginning in 2020 by the least of 4,600,000 shares, five percent (5%) of the shares of Exicure common stock outstanding on the last day of the immediately preceding year, or a lesser number of shares as determined by the Company’s compensation committee. No future awards will be made under the 2015 Plan upon the effectiveness of the 2017 Plan. As of December 31, 2018, the aggregate number of common stock options available for grant under the 2017 Equity Incentive Plan was 928,443.
The common stock options are contingent on the participants’ continued employment or provision of non-employee services and are subject to forfeiture if employment or continued service terminates for any reason. The initial stock option grant to an employee, director or consultant vests 25% on the first 12-month anniversary of the grant date and vests 1/48th monthly thereafter until fully vested at the end of 48 months. Subsequent stock option grants vest 1/48th monthly until fully vested at the end of 48 months. The term of common stock option grants is ten years unless terminated earlier as described above.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Equity-based compensation expense is classified in the statements of operations as follows:

	Year Ended December 31,
	2018	2017
Research and development expense	$485	$172
General and administrative expense	1,324	1,290
	$1,809	$1,462
Unamortized equity-based compensation expense at December 31, 2018 was $3,172, which is expected to be amortized over a weighted-average period of 2.5 years.
The Company utilizes the Black-Scholes option-pricing model to determine the fair value of common stock option grants. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model also requires the input of highly subjective assumptions. In addition to an assumption on the expected term of the option grants as discussed below, application of the Black-Scholes model requires additional inputs for which we have assumed the values described in the table below:

	Year Ended December 31,
	2018	2017
Expected term	5.3 to 6.0 years	5.3 to 6.5 years
Risk-free interest rate	2.72% to 2.87%; weighted avg. 2.78%	1.97% to 2.17%; weighted avg. 2.07%
Expected volatility	78.1% to 82.4%; weighted avg. 80.6%	80.8% to 83.1%; weighted avg. 81.0%
Forfeiture rate	5%	5%
Expected dividend yield	—%	—%
The expected term is based upon the “simplified method” as described in Staff Accounting Bulletin Topic 14.D.2. Currently, the Company does not have sufficient experience to provide a reasonable estimate of an expected term of its common stock options. The Company will continue to use the “simplified method” until there is sufficient experience to provide a more reasonable estimate in conformance with ASC 718-10-30-25 through 30-26. The risk-free interest rate assumptions were based on the U.S. Treasury bond rate appropriate for the expected term in effect at the time of grant. The expected volatility is based on calculated enterprise value volatilities for publicly traded companies in the same industry and general stage of development. The estimated forfeiture rates were based on historical experience for similar classes of employees. The dividend yield was based on expected dividends at the time of grant.
The fair value of the underlying common stock and the exercise price for the common stock options granted during the years ended December 31, 2018 and 2017 are summarized in the table below:

Common Stock Options Granted During Period Ended:	Fair Value of Underlying Common Stock	Exercise Price of Common Stock Option
Year ended December 31, 2018	$3.00 to $5.82; weighted avg. $3.45	$3.00 to $5.82; weighted avg. $3.45
Year ended December 31, 2017	$4.21	$4.21

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The weighted-average grant date fair value of common stock options granted in the years ended December 31, 2018 and 2017 was $2.40 and $2.92 per common stock option, respectively.
A summary of common stock option activity as of the periods indicated is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding - December 31, 2017	3,672,620	$1.79	7.5	$5,221
Granted	1,277,744	3.45
Exercised	(22,494)	1.81
Forfeited	(36,282)	2.29
Outstanding - December 31, 2018	4,891,588	$2.22	7.3	$7,330
Exercisable - December 31, 2018	3,238,798	$1.70	6.7	$6,352
Vested and Expected to Vest - December 31, 2018	4,799,984	$2.20	7.3	$7,287
The aggregate intrinsic value of common stock options exercised during the years ended December 31, 2018 and 2017 was $44 and $202, respectively.
8. Income Taxes
Pretax loss before income taxes was $22,413 and $11,011 for the years ended December 31, 2018 and 2017, respectively, which consists entirely of losses in the U.S. and resulted in no provision for income tax expense during the years then ended.
The differences between income taxes computed using the U.S. federal income tax rate and the provision for income taxes are as follows:

	Year Ended December 31,
	2018		2017
Federal income tax expense at statutory rate	$(4,707)	21.0%	$(4,093)	34.0%
State income tax expense at statutory rate	(1,595)	7.1	(610)	5.1
Permanent differences	243	(1.1)	(125)	1.0
Impact of Tax Reform Act	—	—	3,760	(31.2)
Other	—	—	(10)	0.1
Change in valuation allowance	6,059	(27.0)	1,078	(9.0)
	$—	—%	$—	—%
The Company’s effective income tax rate for the years ended December 31, 2018 and 2017 is 0% because the Company has generated tax losses and has provided a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The significant components of the Company’s net deferred tax assets are as follows:

	December 31,
	2018	2017
Deferred Tax Assets
Net operating losses	$14,827	$8,748
Intangibles	187	205
Accrued expenses	271	198
Equity-based compensation	796	728
Deferred revenue	—	295
Other	204	—
Less: Valuation allowance	(16,225)	(10,166)
Total deferred tax assets	60	8
Deferred Tax Liabilities
Fixed assets and other	(60)	(8)
Total deferred tax liabilities	(60)	(8)
Deferred taxes, net	$—	$—
The Company has recorded a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized at December 31, 2018 and 2017. This determination is based on significant negative evidence, including:

•	Cumulative losses: The Company has been in a significant cumulative loss position since its inception in 2011.

•
Projected realization of net operating loss carry forward amounts: Projections of future pre-tax book loss and taxable losses based on the Company’s recent actual performance and current industry data indicate it is more likely than not that the benefits will not be recognized.

On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a modified territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The Company’s U.S. deferred tax assets, net of deferred tax liabilities, were remeasured at December 31, 2017 and reduced by $3,760, entirely offset by a valuation allowance reduction. As a result, the remeasurement of the Company’s deferred tax assets, net of deferred tax liabilities, including the valuation allowance, did not impact the Company’s income tax expense or net loss.
At December 31, 2018, the Company had a federal net operating loss carryforward of $52,629 which will begin to expire in 2035. The Company has $50,294 of state net operating loss carryforwards which will begin to expire in 2027.
At December 31, 2018 and 2017, the Company had no unrecognized tax benefits. The Company’s estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. The Company evaluates uncertain tax positions to determine if it is more-likely-than-not that they would be sustained upon examination. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company remains subject to examination by U.S. federal and state tax authorities for the years 2015 through 2018. There are no pending examinations in any jurisdiction.
9. Loss Per Common Share
Basic loss per common share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share is calculated using the treasury share method by giving effect to all potentially dilutive securities that were outstanding. Potentially dilutive options and warrants to purchase common stock that were outstanding during the periods presented were excluded from the diluted loss per share calculation because such shares had an anti-dilutive effect due to the net loss reported in those periods. Therefore, basic and diluted loss per common share is the same for each of the years ended December 31, 2018 and 2017.
The following is the computation of loss per common share for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
Net loss	$(22,413)	$(11,011)
Weighted-average basic and diluted common shares outstanding	41,189,177	10,119,569
Loss per share - basic and diluted	$(0.54)	$(1.09)
The outstanding securities presented below were excluded from the calculation of net loss per common share, because such securities would have been anti-dilutive due to the Company’s net loss per share during the periods ending on the dates presented:

	December 31,
	2018	2017
Options to purchase common stock	4,891,588	3,672,620
Warrants to purchase common stock	413,320	413,320
10. Fair Value Measurements
ASC Topic 820, Fair Value Measurement, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, as follows: Level 1 Inputs - unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date; Level 2 Inputs - other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and Level 3 Inputs - unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
The Company uses the market approach and Level 1 inputs to value its cash equivalents.
The Company’s long-term debt bore interest at the prevailing market rates for instruments with similar characteristics and, accordingly, the carrying value for this instrument also approximates its fair value and the financial measurement is also classified within Level 2 of the fair value hierarchy.
The Company’s common stock warrant liability (refer to Note 6, Stockholders’ Equity, for more information) and preferred stock warrant liability (terminated on September 26, 2017 in connection with the Merger; see Note 5, Debt, for more information) are classified within Level 3 of the fair value hierarchy. The fair values of the common

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

stock warrant liability and preferred stock warrant liability were determined using the Black-Scholes option-pricing model.
The fair value of the common stock warrant liability is based significantly on the fair value of the Company’s common stock. At the date of issuance, the common stock warrant liability was determined using the following weighted-average assumptions: expected term of 2.0 years, risk-free interest rate of 1.53%, expected volatility of 78.97%, and no expected dividends.
The fair value of the preferred stock warrant liability was based significantly on the fair value of the Series C preferred stock, which was developed using unobservable inputs, which are classified within Level 3. At the date of issuance, the preferred stock warrant liability was determined using the following assumptions: expected term of 5.0 years, risk-free interest rate of 1.26%, expected volatility of 62.99%, and no expected dividends. In connection with the Merger, the warrants to purchase preferred stock were terminated and therefore the related liability was reduced to zero during 2017.
The following weighted-average assumptions were used to estimate the fair value of the common stock warrant liability at December 31, 2018:

December 31, 2018
Expected term	2.3
Risk-free interest rate	2.46%
Expected volatility	86.74%
Expected dividend yield	—%
A 10% change in the estimate of expected volatility at December 31, 2018 would increase or decrease the fair value of the common stock warrant liability in the amount of $53. A 10% change in the estimate of fair value of the common stock at December 31, 2018 would increase or decrease the fair value of the common stock warrant liability in the amount of $118.
The following is a reconciliation of the Company’s liabilities measured at fair value on a recurring basis using unobservable inputs (Level 3) for the years ended December 31, 2018 and 2017:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Preferred Stock Warrant Liability	Common Stock Warrant Liability	Total
Balance at January 1, 2017	$201	$—	$201
Additions	—	536	536
Gain included in other income (expense), net	(201)	(13)	(214)
Balance at December 31, 2017	$—	$523	$523
Loss included in other income (expense), net	—	274	274
Balance at December 31, 2018	$—	$797	$797
11. Defined Contribution Plan
Exicure maintains a defined contribution savings plan for the benefit of its employees. During 2018, Exicure began contributing to the defined contribution plan. Company contributions are determined under various formulas. The expense recognized for this plan was $107 for the year ended December 31, 2018.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

12. Commitments and Contingencies
Leases
The Company conducts all operations in a facility under an operating lease which commenced in March 2012 and was originally scheduled to end in February 2015. The lease was extended for an additional six years through February 2021 during the first quarter of 2014 and includes a renewal option. During the second quarter of 2016, the Company amended the lease agreement to include additional space to be used primarily for administrative functions effective in May 2016. Lease payments include a fixed payment amount as well as contingent payments related to a proportionate share of operating and real estate expenses. At the inception of the lease, the lessor paid for leasehold improvements totaling $52 which has been capitalized and is being amortized over the lease term. The fixed payment amounts, including those in connection with the amended lease agreement in the second quarter of 2016, increase over the term of the lease but rent expense is recognized on a straight-line basis resulting in the recognition of deferred rent liability of $39 and $48 as of December 31, 2018 and December 31, 2017, respectively, calculated on the basis of the extended lease agreement.
Rent expense consisted of the following:

	Years Ended December 31,
	2018	2017
Straight-line rent expense	$332	$332
Contingent rent expense	298	281
Total rent expense	$630	$613
Future minimum lease payments as of December 31, 2018 are as follows:

Years Ending December 31,	Operating Leases
2019	347
2020	353
2021	59
Thereafter	—
Total	$759
Northwestern University License Agreements
On December 12, 2011, (1) AuraSense, LLC assigned to the Company all of its worldwide rights and interests under AuraSense, LLC’s 2009 license agreement with Northwestern University (“NU”) in the field of the use of nanoparticles, nanotechnology, microtechnology or nanomaterial-based constructs as therapeutics or accompanying therapeutics as a means of delivery, but expressly excluding diagnostics (the “assigned field”); (2) in accordance with the terms and conditions of this assignment, the Company assumed all liabilities and obligations of AuraSense, LLC as set forth in its license agreement in the assigned field; and (3) in order to secure this assignment and the patent rights from NU, the Company agreed (i) to pay NU an annual license fee, which may be credited against any royalties due to NU in the same year, (ii) to reimburse NU for expenses associated with the prosecution and maintenance of the license patent rights, (iii) to pay NU royalties based on any net revenue generated by the Company’s sale or transfer of any licensed product, and (iv) to pay NU, in the event the Company grants a sublicense under the licensed patent rights, the greater of a percentage of all sublicensee royalties or a percentage of any net revenue generated by a sublicensee’s sale or transfer of any licensed product. In August 2015, we entered into a restated license agreement with NU (the “restated license agreement”). In February 2016, we obtained exclusive license as to NU’s rights in certain SNA technology we jointly own with NU. Our license to NU’s rights is

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

limited to the assigned field, however we have no such limitation as to our own rights in this jointly owned technology. In June 2016, we entered into an exclusive license with NU to obtain worldwide rights to certain inhibitors of glucosylceramide synthase and their use in wound healing in diabetes. Our rights and obligations in these 2016 agreements are substantially the same as in the restated license agreement from August 2015 (collectively referred to as “the Northwestern University License Agreements”). As of December 31, 2018, the Company has paid to NU an aggregate of $3,864 in consideration of each of the obligations described above.
13. Related-Party Transactions
Since its inception in 2011, the Company has shared facilities, certain staff members and certain operating expenses with AuraSense, LLC, our former parent and largest stockholder. On an infrequent basis, the Company also pays certain expenses directly on behalf of AuraSense, LLC which are related to AuraSense, LLC’s grants, and AuraSense, LLC sometimes pays expenses directly on behalf of the Company. These costs are summarized and directly billed between the Company and AuraSense, LLC on a quarterly basis. In addition, certain expense and administrative activities are shared between the Company and AuraSense, LLC. Effective January 1, 2016, the Company and AuraSense, LLC amended its shared services agreement to simplify the billing arrangement. Under the amended shared services agreement, the Company bills AuraSense, LLC $8 per quarter for indirect costs incurred by the Company plus a specified rate for hours worked by Company scientists on projects directly related to AuraSense, LLC. The amended shared services arrangement continues to require direct non-labor expenses incurred by the Company to be billed to AuraSense, LLC. Effective January 1, 2017, the Company and AuraSense, LLC further amended its shared services agreement so that the quarterly fee related to administrative activities billed by the Company to AuraSense, LLC be reduced to $3 per quarter. This decrease was to reflect the current and expected future reduction in administrative activities to be provided by the Company to AuraSense, LLC.
The amounts due from AuraSense, LLC in connection with the above mentioned activities were $10 and $17 at December 31, 2018 and 2017, respectively.
The following is a summary of amounts billed to AuraSense, LLC and recognized in the accompanying consolidated statement of operations in connection with the above mentioned activities:

	For the Years Ended December 31,
	2018	2017
Quarterly fee for indirect costs	$12	$12
Direct costs of AuraSense LLC paid by the Company	26	5
	$38	$17
The Company received consulting services from, and paid fees to, one of its co-founders who is not an employee but serves as a member of the Board. The Company paid $100 in each of the years ended December 31, 2018 and 2017 in connection with these consulting services and these amounts are recognized as an expense in the accompanying consolidated statement of operations.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

14. Quarterly Financial Data (Unaudited)
Selected quarterly financial data for the years ended December 31, 2018 and 2017 are as follows:

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue (1)	36	19	57	6
Net loss (1)(2)	(5,509)	(6,825)	(5,324)	(4,755)
Basic and diluted loss per common share (3)	$(0.14)	$(0.17)	$(0.13)	$(0.11)

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	2,432	2,695	2,497	2,095
Net loss	(2,652)	(2,984)	(1,932)	(3,443)
Basic and diluted loss per common share (3)	$(15.62)	$(15.70)	$(1.12)	$(0.09)
___________
(1) - As discussed in Note 2, Significant Accounting Policies - Recently Adopted Accounting Pronouncements, the Company adopted ASC 606 on a modified retrospective basis effective January 1, 2018. As a result of the adoption of ASC 606, total revenue and net loss were lower by $1,034 each in the three months ended March 31, 2018.
(2) - Net loss includes a non-cash unrealized (loss) gain related to the fair value adjustment of the common stock warrant liability of ($128), ($915), $581, and $186 in the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, respectively.
(3) - As discussed in Note 1, Description of Business and Basis of Presentation - The Merger, shares of preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into an aggregate of 26,476,543 shares of common stock. As such, these shares of common stock are included in the computation of basic and diluted loss per common share beginning with September 26, 2017 and excluded from the computation of basic and diluted loss per common share for dates prior to September 26, 2017.

15. Subsequent Events
The Company has evaluated subsequent events which may require adjustment to or disclosure in the accompanying consolidated financial statements and has concluded that, other than the Hercules loan amendment and license agreement with Dermelix disclosed below, there are no subsequent events or transactions that occurred subsequent to the balance sheet date that would require recognition or disclosure in the accompanying consolidated financial statements.
Hercules loan amendment
On March 8, 2019, the Company and Hercules amended its loan agreement so that the maturity date of its loan agreement is extended to March 1, 2020 and amortization payments are deferred to, and payable at, the new maturity date of March 1, 2020.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Dermelix license agreement
On February 17, 2019, Exicure entered into a License and Development Agreement (the “Dermelix License Agreement”) with Dermelix, LLC d/b/a Dermelix Biotherapeutics (“Dermelix”). Pursuant to the Dermelix License Agreement, the Company granted to Dermelix exclusive, worldwide royalty-bearing license rights to, develop, manufacture, have manufactured, use and commercialize the Company’s spherical nucleic acid (“SNA”) technology for the treatment of Netherton Syndrome (“NS”) and, at Dermelix’s option, up to five additional specified orphan diseases that are within the dermatology field. Upon written notice to the Company, Dermelix may exercise its option at any time following the effective date of the Dermelix License Agreement until the date that is six (6) years from the date that the first collaboration SNA therapeutic achieves first dosing in humans in a Phase 1 clinical trial for NS.
Dermelix will initially seek to develop a targeted therapy for the treatment of NS. Under the terms of the Dermelix License Agreement, the Company will be responsible for conducting the early stage development for each indication up to IND enabling toxicology studies. Dermelix will assume subsequent development, commercial activities and financial responsibility for such indications. Dermelix will pay the costs and expenses of development and commercialization of any licensed products under the Dermelix License Agreement, including the Company’s expenses incurred in connection with development activities and in accordance with the development budget. Under the terms of the Dermerlix License Agreement, Exicure received an upfront payment of $1,000, to be applied against the initial $1,000 of the Company’s development expenses. If Dermelix exercises any of its option rights for additional indications, Dermelix will pay an option exercise fee equal to $1,000 for each exercised option (each, an “Option Exercise Fee”). Any Option Exercise Fee will be applied against the Company’s development expenses with respect to the particular indication for which the option was exercised.
Pursuant to the Dermelix License Agreement, the Company shall have the right to pursue the development and commercialization of SNA technology for the treatment of orphan diseases which are neither NS nor one of the additional specified orphan diseases selected by Dermelix pursuant to its option rights. If the Company commences development activities of SNA technology for the treatment of such an orphan disease, the Company will notify Dermelix in writing of such development and Dermelix will have thirty (30) days following receipt of such notice to use one of its remaining option rights on such orphan disease. If Dermelix does not use one of its remaining option rights on such orphan disease, or has no option rights remaining, then the Company will have no further obligations to Dermelix with respect to the development of SNA therapeutics for such orphan disease and shall be free to continue commercialization and development activities with respect thereto.
For each of NS as well as any additional licensed product for which Dermelix exercises one of its options, the Company shall be eligible to receive additional cash payments totaling up to $13,500 upon achievement of certain development and regulatory milestones and up to $152,500 upon achievement of certain sales milestones. In addition, the Company will receive low double-digit royalties on annual net sales for such licensed products.
The Dermelix License Agreement will remain in effect, unless terminated earlier, until the last-to-expire royalty term under the Dermelix License Agreement. Each party has the right to terminate the Dermelix License Agreement for the other party’s material breach of its obligations or representations and warranties under the Dermelix License Agreement, subject to cure rights. Additionally, Dermelix may terminate the Dermelix License Agreement in its sole discretion and in its entirety with specified prior written notice. The Company may also terminate the Dermelix License Agreement in part with respect to a particular indication if Dermelix fails to pay a development milestone payment following non-achievement of a development milestone. Upon termination of the term with respect to a particular licensed product, the license for such product will convert to a fully-paid, royalty-free, irrevocable, perpetual, exclusive and sublicensable license. Upon termination of the Dermelix License Agreement by Dermelix for convenience, by the Company following non-achievement of a development milestone, or by either party for the other’s breach or bankruptcy, all licenses granted by the Company to Dermelix will terminate.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The Dermelix License Agreement includes customary representations and warranties on behalf of both the Company and Dermelix, including representations and operative provisions as to the licensed intellectual property. The Dermelix License Agreement also provides for certain mutual indemnities for breaches of representations, warranties and covenants.
Upon a change of control of the Company, Dermelix will have 90 days to exercise any of its remaining options for additional indications, and any options that are not exercised within such 90-day period will lapse. Either party may assign the Dermelix License Agreement or delegate its obligations to an affiliate or to a successor without the consent of the other party.

Item 9A. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic and current reports that we file with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
As of the end of the period covered by this Annual Report on Form 10-K/A, we carried out an evaluation, under the supervision and with the participation of our management, including the principal executive officer and the principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based upon, and as of the date of, this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.
Management’s Annual Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2018 based on the guidelines established in Internal Control—Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.
Based on that evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2018.
Attestation Report of the Registered Public Accounting Firm
This Annual Report on Form 10-K/A does not include an attestation report of our independent registered public accounting firm as we are a smaller reporting company and an “emerging growth company” as of December 31, 2018, as defined in the Jumpstart Our Business Startups Act of 2012.
Our compliance with Section 404 of the Sarbanes-Oxley Act first became subject to management’s assessment regarding internal control over financial reporting in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2018, and we will not be required to have an independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until the filing of our first Annual Report on Form 10-K after we lose emerging growth company status, which may not be until the 2022 Annual Report on Form 10-K.
Changes in Internal Control over Financial Reporting
During the preparation of our financial statements for the period ended March 31, 2018, we concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that all information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, due to a material weakness in internal control over financial reporting. The material weakness related to a deficiency in the Company’s information and communication controls, which led to ineffectively designed controls over management’s review of certain research and development contracts to ensure expenses were recognized as incurred by third-party contract research organizations. Specifically these ineffectively designed controls, which arose in a prior period and were identified in the quarter ended March 31, 2018, resulted in an immaterial error, which we corrected in previously issued financial statements beginning with those included in our Quarterly Reports on Form 10-Q for the period ended March 31, 2018 and as further discussed in Note 1 to the accompanying consolidated financial statements.
During the periods subsequent to March 31, 2018, we worked towards remediation of the deficiencies that led to the material weakness by enhancing the information used for periodic assessment of contract progress and increasing the frequency of communication in the process for accounting for certain research and development contracts with contract research organizations to ensure expenses are recognized as incurred. As of December 31, 2018, we believe that the applicable remedial controls have operated for a sufficient period of time and therefore management has concluded that the material weakness discussed above is remediated at December 31, 2018.
Other than the remedial controls discussed above, no changes occurred in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) and 15d-15(d) of the Exchange Act during the fiscal quarter ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART IV
Item 15. Exhibits, Financial Statement Schedules.
(a)    The following documents are filed as part of this report:
1. Financial Statements
See Index to Financial Statements on page 5 of this report.
2. Financial Statement Schedules
All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.
3. Exhibits
Except as so indicated in Exhibit 32.1, the following exhibits are filed as part of, or incorporated by reference into, this report.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
2.1†
Agreement and Plan of Merger and Reorganization, dated September 26, 2017, by and among Max-1 Acquisition Corporation, Max-1 Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and Exicure OpCo, a Delaware corporation.
			8-K (Exhibit 2.1)	10/2/2017	000-55764

3.1	Certificate of Merger relating to the merger of Max-1 Acquisition Sub., Inc. with and into Exicure OpCo, filed with the Secretary of State of the State of Delaware on September 26, 2017.		8-K (Exhibit 3.1)	10/2/2017	000-55764

3.2	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 26, 2017.		8-K (Exhibit 3.2)	10/2/2017	000-55764

3.3	Form of Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 15, 2017.		8-K (Exhibit 3.3)	10/2/2017	000-55764

3.4	Amended and Restated Bylaws, as currently in effect.		8-K (Exhibit 3.4)	10/2/2017	000-55764

4.1	Form of Warrant to Purchase Shares of Common Stock issued to Placement Agent.		8-K (Exhibit 4.1)	10/2/2017	000-55764

4.2	Form of Registration Rights Agreement by and among the Company and the persons named therein.		8-K (Exhibit 4.2)	10/2/2017	000-55764

4.3	Form of Registration Rights Agreement by and among the Company and the persons named therein.		8-K (Exhibit 4.1)	8/28/2018	000-55764

10.1+	2015 Equity Incentive Plan and forms of awards thereunder, assumed in the Merger.		8-K (Exhibit 10.1)	10/2/2017	000-55764

10.2+	2017 Equity Incentive Plan and forms of award agreements thereunder.		8-K (Exhibit 10.2)	10/2/2017	000-55764

10.3+	2017 Employee Stock Purchase Plan.		8-K (Exhibit 10.3)	10/2/2017	000-55764

10.4+	Form of Indemnification Agreement by and between the Company and each of its directors and executive officers.		8-K (Exhibit 10.4)	10/2/2017	000-55764

10.5	Form of Subscription Agreement by and between the Company and each investor in the initial closing of the 2017 Private Placement.		8-K (Exhibit 10.5)	10/2/2017	000-55764

10.6+	Form of Amended and Restated Board Member Service Agreement by and between Exicure OpCo and each of its non-executive directors.	8-K (Exhibit 10.6)	10/2/2017	000-55764

10.7+	Employment Agreement dated as of February 2, 2016 by and between Exicure OpCo and David A. Giljohann, Ph.D.	8-K (Exhibit 10.7)	10/2/2017	000-55764

10.8+	Amended and Restated Employment Agreement dated as of February 2, 2016 by and between Exicure OpCo and David S. Snyder.	8-K (Exhibit 10.8)	10/2/2017	000-55764

10.9+	Employment Offer Letter dated as of September 16, 2015 by and between Exicure OpCo and Ekambar Kandimalla, Ph.D.	8-K (Exhibit 10.9)	10/2/2017	000-55764

10.10+	First Amendment to Offer Letter dated as of January 8, 2016 by and between Exicure OpCo and Ekambar Kandimalla, Ph.D.	8-K (Exhibit 10.10)	10/2/2017	000-55764

10.11+	Offer Letter dated as of January 18, 2018 by and between Exicure, Inc. and Matthias G. Schroff, Ph.D.	10-Q (Exhibit 10.1)	5/15/18	000-55764

10.12+	Consulting Agreement dated as of October 1, 2011 by and between AuraSense Therapeutics, LLC and Chad A. Mirkin, Ph.D.	8-K (Exhibit 10.11)	10/2/2017	000-55764

10.13	Lease Agreement dated as of February 13, 2012 by and between AuraSense Therapeutics, LLC and FC Skokie SPE, LLC.	8-K (Exhibit 10.12)	10/2/2017	000-55764

10.14	Letter dated as of March 12, 2012 regarding the Lease Agreement by and between AuraSense Therapeutics, LLC and FC Skokie SPE, LLC.	8-K (Exhibit 10.13)	10/2/2017	000-55764

10.15	First Amendment to Lease dated as of March 31, 2014 by and between AuraSense Therapeutics, LLC and FC Skokie PQ, LLC, as successor in interest to FC Skokie SPE, LLC.	8-K (Exhibit 10.14)	10/2/2017	000-55764

10.16	Second Amendment to Lease dated as of May 26, 2016 by and between Exicure OpCo and FC Skokie PQ, LLC, as successor in interest to FC Skokie SPE, LLC.	8-K (Exhibit 10.15)	10/2/2017	000-55764

10.17	Loan and Security Agreement dated as of February 17, 2016 by and between Exicure OpCo and Hercules.	8-K (Exhibit 10.16)	10/2/2017	000-55764

10.18	Amendment No. 1 to Loan and Security Agreement dated as of October 10, 2016 by and between Exicure OpCo and Hercules.	8-K (Exhibit 10.17)	10/2/2017	000-55764

10.18.1	Amendment No. 2 to Loan and Security Agreement dated as of January 15, 2018 by and between Exicure OpCo and Hercules.	S-1/A (Exhibit 10.17.1)	1/26/2018	333-221791

10.18.2	Amendment No. 3 to Loan and Security Agreement dated as of December 28, 2018 by and between Exicure OpCo and Hercules.	10-K (Exhibit 10.18.2)	3/8/2019	000-55764

10.19+	Form of Pre-Merger Indemnity Agreement.	8-K (Exhibit 10.18)	10/2/2017	000-55764

10.20	Form of Common Stock Purchase Agreement.	8-K (Exhibit 10.1)	6/19/2017	000-55764

10.21*	Restated License Agreement between Exicure OpCo and Northwestern University dated as of August 15, 2015.	8-K/A (Exhibit 10.20)	11/7/2017	000-55764

10.22*	License Agreement between Exicure OpCo and Northwestern University dated as of February 10, 2016 and effective as of May 27, 2014.	8-K/A (Exhibit 10.21)	11/7/2017	000-55764

10.23*	License Agreement between Exicure OpCo and Northwestern University dated as of June 17, 2016.	8-K/A (Exhibit 10.22)	11/7/2017	000-55764

10.24*	Amendment One to the Amended Restated License Agreement between Exicure OpCo and Northwestern University dated as of September 27, 2016.	8-K/A (Exhibit 10.23)	11/7/2017	000-55764

10.25*	Research Collaboration, Option and License Agreement between Exicure OpCo and Purdue Pharma L.P. dated as of December 2, 2016.	8-K/A (Exhibit 10.24)	11/7/2017	000-55764

10.26	Side Agreement to Northwestern Agreements by and among Exicure OpCo, Northwestern University and Purdue Pharma L.P. dated as of October 11, 2016.		8-K/A (Exhibit 10.25)	11/7/2017	000-55764

10.27	Form of Subscription Agreement by and between the Company and each investor in connection with the subsequent closings of the 2017 Private Placement.		8-K (Exhibit 10.1 )	11/2/2017	000-55764

10.28	Form of Purchaser Rights Letter to be delivered by the Company to each investor in the initial closing of the 2017 Private Placement.		8-K (Exhibit 10.2 )	11/2/2017	000-55764

10.29	Form of Subscription Agreement by and between the Company and each investor in connection with the initial closing of the August 2018 Private Placement.		8-K (Exhibit 10.1 )	8/28/18	000-55764

21.1	Subsidiaries of Exicure, Inc.		10-K (Exhibit 21.1)	3/8/19	000-55764

23.1	Consent of KPMG LLP, independent registered public accounting firm.	X

24.1	Power of Attorney (included on the signature page hereto).	X

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, As Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X

31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, As Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X

32.1**	Certifications of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	X

101.INS	XBRL Instance Document.	X

101.SCH	XBRL Taxonomy Extension Schema Document.	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	X

101.DEF	XBRL Taxonomy Extension Definition.	X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.	X

101.PRE	XBRL Taxonomy Presentation Linkbase Document.	X
† Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.
+ Indicates a management contract or compensatory plan.
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment granted by the SEC, and omitted portions have been filed separately with the SEC.
** Furnished herewith.

SIGNATURES
Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skokie, State of Illinois, on September 23, 2019.

EXICURE, INC.

By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Chief Executive Officer and Director (principal executive officer)

By:	/s/ David S. Snyder
David S. Snyder
Chief Financial Officer (principal financial officer and principal accounting officer)

POWER OF ATTORNEY
We, the undersigned directors and officers of Exicure, Inc., hereby severally constitute and appoint David A. Giljohann and David S. Snyder, and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this report and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ David A. Giljohann	Chief Executive Officer and Director (principal executive officer)
David A. Giljohann, Ph.D.		September 23, 2019

/s/ David S. Snyder	Chief Financial Officer (principal financial officer and principal accounting officer)
David S. Snyder		September 23, 2019

*	Director and Chairman of the Board of Directors
Chad A. Mirkin, Ph.D.		September 23, 2019

*	Director
David R. Walt, Ph.D.		September 23, 2019

*	Director
Jay R. Venkatesan, M.D.		September 23, 2019

*	Director
Helen S. Kim		September 23, 2019

/s/ Timothy P. Walbert	Director
Timothy P. Walbert		September 23, 2019

SIGNATURE	TITLE	DATE

/s/ Jeffrey L. Cleland	Director
Jeffrey L. Cleland, Ph.D.		September 23, 2019

/s/ Bali Muralidhar	Director
Bali Muralidhar, M.D., Ph.D.		September 23, 2019

/s/ Bosun Hau	Director
Bosun Hau		September 23, 2019

* By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Attorney-in-fact

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Exicure, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-222999 and 333-230175) on Forms S-8 and S-3 of Exicure, Inc. of our report dated March 8, 2019, with respect to the consolidated balance sheets of Exicure, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K/A of Exicure, Inc. Our report dated March 8, 2019, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. Our report dated March 8, 2019 also contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and will be required to raise additional capital or alternative means of financial support to fund operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
(signed) KPMG LLP
Chicago, Illinois
September 23, 2019

Exhibit 31.1
CERTIFICATIONS
I, David A. Giljohann, Ph.D., certify that:
1. I have reviewed this Annual Report on Form 10-K/A of Exicure, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: September 23, 2019

/s/ David A. Giljohann
David A. Giljohann, Ph.D.
President and Chief Executive Officer

Exhibit 31.2
CERTIFICATIONS
I, David S. Snyder, certify that:
1. I have reviewed this Annual Report on Form 10-K/A of Exicure, Inc.;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: September 23, 2019

/s/ David S. Snyder
David S. Snyder
Chief Financial Officer

Exhibit 32.1
SECTION 1350 CERTIFICATIONS*
Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), David A. Giljohann, Ph. D., President and Chief Executive Officer of Exicure, Inc. (the “Company”), and David S. Snyder, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:
1. The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2018, to which this Certification is attached as Exhibit 32.1 (the “Annual Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and
2. The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: September 23, 2019

/s/ David A. Giljohann	/s/ David S. Snyder
David A. Giljohann, Ph.D.	David S. Snyder
President and Chief Executive Officer	Chief Financial Officer

*
This certification accompanies the Annual Report on Form 10-K/A, to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Annual Report on Form 10-K/A), irrespective of any general incorporation language contained in such filing.